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                                                                       EXHIBIT 4

                          QUAKER CHEMICAL CORPORATION

                      2003 DIRECTOR STOCK OWNERSHIP PLAN

1.  Purpose of The Plan.

     The purpose of the Quaker Chemical Corporation 2003 Director Stock Ownership Plan is to encourage Directors of Quaker Chemical Corporation, a Pennsylvania corporation (the "Company"), to increase their individual investment in the Company and thereby align their interests more closely with the interests of other shareholders of the Company.

2.  Definitions.

     Unless the context clearly indicates otherwise, the following terms when used in the Plan shall have the following meanings:

     (a) "Annual Retainer" means the annual fee paid to Eligible Directors for service as a member of the Board. Annual Retainer shall not include fees paid for services as a committee chair or for attending meetings of the Board or committees of the Board.

     (b) "Beneficial Owner" shall have the meaning set forth in Rule
16a-1(a)(2) of the General Rules and Regulations under the Securities Exchange Act of 1934 or any successor Rule, provided, however, that an Eligible Director shall not be deemed to be the Beneficial Owner of any common stock he or she has the right to acquire through the exercise or conversion of "derivative securities" (as defined in Rule 16a-1(c) of the General Rules and Regulations under the Securities Exchange Act of 1934) whether or not presently exercisable.

     (c) "Board" means the Board of Directors of the Company.

     (d) "Committee" means the committee appointed by the Board to administer the Plan. Unless otherwise determined by the Board, the Committee shall be the Compensation/Management Development Committee of the Board.

     (e) "Common Stock" means the Common Stock, $1.00 par value, of the Company.

     (f) "Discretionary Election" means an election made by an Eligible Director pursuant to Section 7.

     (g) "Eligible Director" means a member of the Board who is not an employee of the Company or a subsidiary of the Company.

     (h) "Fair Market Value" of a share of Common Stock means, with respect to a share to be issued in payment of an Annual Retainer, an amount equal to the average of the closing prices per share of Common Stock as reported by the composite tape of the New York Stock Exchange for the two trading days immediately preceding the Retainer Payment Date for such Annual Retainer.

     (i) "Measuring Date" means May 1 of each calendar year commencing May 1, 2003.

     (j) "Plan" means the Quaker Chemical Corporation 2003 Director Stock Ownership Plan.

     (k) "Retainer Payment Date" means June 1 of each calendar year, commencing June 1, 2003, or if June 1 of any year is not a day on which the New York Stock Exchange is open for trading, the Retainer Payment Date for such year shall be the first day thereafter on which the New York Stock Exchange is open for trading.

     (l) "Rule 16b-3" means Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 or any successor Rule.

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3.  Plan Administration.

     The Plan shall be administered by the Committee. The Committee shall have full power, discretion and authority to interpret and administer the Plan consistent with the express provisions of the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive.

4.  Effective Date and Duration.

     The Plan shall not become effective unless it is approved by the Company's shareholders at the Company's 2003 annual meeting of its shareholders or at an adjournment of such meeting (the "Meeting"). For purposes of the Plan, approval of the Plan requires that the number of votes cast "FOR" approval exceed the number of votes cast "AGAINST" approval. If the Plan is approved at the Meeting, it shall become effective on the date it is so approved and shall remain in effect for a term of ten years or until it is earlier terminated by the Board.

5.  Common Stock Subject to The Plan.

     The maximum number of shares of Common Stock which may be issued under the Plan shall be 75,000, subject to adjustment in accordance with Section 9. The shares of Common Stock issued under the Plan may be either authorized and unissued shares of Common Stock and/or authorized and issued shares of Common Stock purchased or acquired by the Company for any purpose.

6.  Payment of Annual Retainer.

     (a) The Company will pay the Annual Retainer on the Retainer Payment Date.

     (b) Subject to adjustment in accordance with Section 6(g), if on the Measuring Date immediately preceding the 2003 Retainer Payment Date an Eligible Director is the Beneficial Owner of less than 5,000 shares of Common Stock, 75% of the Annual Retainer payable to the Eligible Director shall be paid in shares of Common Stock and 25% of the Annual Retainer shall be paid in cash.

     (c) Subject to adjustment in accordance with Section 6(g), if on the Measuring Date immediately preceding the 2003 Retainer Payment Date an Eligible Director is the Beneficial Owner of 5,000 or more shares of Common Stock, 35% of the Annual Retainer payable to the Eligible Director shall be paid in shares of Common Stock and 65% of the Annual Retainer shall be paid in cash. Notwithstanding the preceding sentence, if an Eligible Director made a Discretionary Election with respect to 2003, the Annual Retainer payable to the Eligible Director for 2003 shall be paid in accordance with the terms of the Discretionary Election.

     (d) Subject to adjustment in accordance with Section 6(g), if on the Measuring Date immediately preceding the Retainer Payment Date for 2004 or any subsequent year an Eligible Director is the Beneficial Owner of less than 7,500 shares of Common Stock, 75% of the Annual Retainer payable to the Eligible Director for such year shall be paid in shares of Common Stock and 25% of the Annual Retainer for such year shall be paid in cash.

     (e) Subject to adjustment in accordance with Section 6(g), if on the Measuring Date immediately preceding the Retainer Payment Date for 2004 or any subsequent year an Eligible Director is the Beneficial Owner of 7,500 or more shares of Common Stock, 35% of the Annual Retainer payable to the Eligible Director for such year shall be paid in shares of Common Stock and 65% of the Annual Retainer for such year shall be paid in cash. Notwithstanding the preceding sentence, if an Eligible Director made a Discretionary Election for 2004 or any subsequent year, the Annual Retainer payable to the Eligible Director for such year shall be paid in accordance with the terms of the Discretionary Election.

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     (f) Shares of Common Stock issued in payment of the Annual Retainer shall be valued at Fair Market Value.

     (g) No fractional shares of Common Stock shall be issued pursuant to the Plan. The number of shares of Common Stock otherwise issuable to an Eligible Director on any Retainer Payment Date, if not a whole number, shall be rounded down to the nearest whole share, and any fractional share otherwise issuable shall be paid in cash.

     (h) The Plan is not intended, and shall not be deemed, to limit the authority of the Board or any committee of the Board that is so authorized by the Board to increase or decrease the amount of the Annual Retainer from time to time.

7.  Discretionary Election.

     If on the Measuring Date immediately preceding the 2003 Retainer Payment Date an Eligible Director is the Beneficial Owner of 5,000 or more shares of Common Stock, or if on the Measuring Date immediately preceding a Retainer Payment Date in 2004 or a subsequent year an Eligible Director is the Beneficial Owner of 7,500 or more shares of Common Stock, the Eligible Director may, in the Eligible Director's discretion, within the 10-day period following the Measuring Date for the applicable year (the "Option Period"), irrevocably elect to receive Common Stock in payment of a percentage of the Annual Retainer for the applicable year which exceeds (but is not less than) 35%. A Discretionary Election, which shall be made on a form provided to the Eligible Director by the Company for that purpose and be received by the Committee prior to the expiration of the Option Period, shall state the percentage of the Annual Retainer to be paid in Common Stock, (which may be as much as 100%), and shall be dated and signed by the Eligible Director submitting the same. Any Discretionary Election that is made in accordance with this Section 7 shall be binding only with respect to the Annual Retainer payable in the year in which the Discretionary Election is made, and such Discretionary Election shall not be applicable to the Annual Retainer payable in any subsequent year.

8.  Suspension, Termination and Amendment of the Plan.

     The Plan may be suspended, terminated or reinstated, in whole or in part, at any time by the Board. The Board may from time to time make such amendments to the Plan as it may deem advisable, provided, however, that (i) no such amendment shall be effected between a Measuring Date and the next succeeding Retainer Payment Date, and (ii) without the approval of the Company's shareholders, the Plan may not be amended to (A) increase the total number of shares of Common Stock which may be issued under the Plan (other than by adjustment of one or more of the respective numbers of shares referred to in
Section 5, Subsections 6(b), 6(c), 6(d) and 6(e) and Section 7 in accordance with Section 9), (B) change the types of awards available under the Plan, (C) expand the class of persons eligible to acquire shares pursuant to the Plan,
(D) extend the term of the Plan, (E) materially change the method of determining the price as to which shares are issued pursuant to the Plan, or
(F) otherwise amend the Plan in a manner that requires approval of the Company's shareholders under the applicable requirements of any national stock exchange on which the Company's Common Stock is then listed.

9.  Adjustment Provisions.

     In the event of any recapitalization, reorganization, merger, consolidation, spin-off, combination, share exchange, stock split or reverse split, liquidation, dissolution, or other similar corporate transaction or event which affects the Common Stock such that the Committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of Eligible Directors' rights under the Plan, the Committee may make an adjustment in the number of shares of Common Stock subject to the Plan, and the respective numbers of shares of Common Stock referred to in Subsections 6(b), 6(c), 6(d) and 6(e) and Section 7.

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10.  Transfer Restriction.

     The shares of Common Stock acquired by an Eligible Director pursuant to the Plan shall not be sold or otherwise disposed of during the six-month period commencing with the Retainer Payment Date applicable to the shares.

11.  General Provisions.

     (a) Notwithstanding any other provision of the Plan, the Company shall not be required to issue or deliver any certificate for shares of Common Stock prior to the fulfillment of all of the following conditions:

        (i) Any required listing or approval upon notice of issuance of such shares of Common Stock on any securities exchange on which the Common Stock may then be traded.

        (ii) Any registration or qualification of the shares of Common Stock subject to the Plan under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, if such registration shall be necessary.

        (iii) Any registration or qualification of the shares of Common Stock under any state or Federal law or regulation or other qualification which the Board deems necessary.

        (iv) Any other required consent or approval or permit from any state or Federal government agency.

     The Company shall use its best efforts to effect promptly such registrations, listings, qualifications or other approvals and to comply promptly with such laws, regulations and rulings.

     (b) Nothing contained in the Plan will confer upon any Director any right to continue to serve as a member of the Board. The Plan shall not interfere with or limit in any way the right of the Company to remove an Eligible Director from the Board.

     (c) The adoption of the Plan by the Board and approval of the Plan by the Company's shareholders shall not be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for members of the Board as it may deem desirable.

     (d) To the extent not preempted by Federal law, the Plan shall be construed in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania.

     (e) In the event any provision of the Plan or any action taken pursuant to the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, and the illegal or invalid action shall be deemed null and void.

     (f) The issuance of shares of Common Stock under the Plan shall be subject to applicable taxes or other laws or regulations of the United States of America or any state having jurisdiction. To the extent required by applicable law or regulation, an Eligible Director must arrange with the Company for the payment of any Federal, state or local income or other tax applicable to the receipt of Common Stock under the Plan before the Company shall be required to deliver to the Eligible Director a certificate for Common Stock.

     (g) Titles and headings of sections of the Plan are for convenience of reference only and shall not affect the construction of any provision of the Plan.

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